EXHIBIT 99

                              ORPHAN MEDICAL, INC.

   CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information without fear of litigation so long as statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected. The Company desires to take advantage of these "safe harbor" provisions and is filing this Exhibit 99 in order to do so. Accordingly, when used in this Annual Report on Form 10-K and in future filings by the Company with the Securities and Exchange Commission, quarterly reports, press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "look for", "may result", "will continue", "is anticipated", "expect", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company hereby cautions readers that the following important factors, among others, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any forward-looking statements made by or on behalf of the Company.


LACK OF REVENUES AND PROFITABLE OPERATIONS; UNCERTAINTY OF FUTURE FINANCIAL RESULTS.
The Company has been unprofitable since its inception in January 1993 and had an accumulated deficit of $14,808,669 as of December 31, 1996. In December 1996, the Company reported sales of $36,681 on the first commercial sales of Elliotts B Solution and Cystadane, but the sales of these two products are not expected to be material in subsequent periods. The Company expects to continue to incur operating losses at least through 1998 as it expends additional funds on product development. The amount of these losses may vary significantly from year-to-year and quarter-to-quarter and will depend on, among other factors, the timing of product development and regulatory approval. There can be no assurance that the Company will ever generate material product revenues or achieve profitability.


DEVELOPMENT STAGE COMPANY.
The Company is in the development stage and its operations and the development of its proposed products are subject to all of the risks inherent in the establishment of a new business enterprise, including reliance on key personnel, the lack of fully-developed products, insufficient capital, a competitive environment characterized by numerous well-established and well-capitalized competitors, expected losses at least through 1998, a market subject to extensive regulatory oversight, and reliance on outside contractors for the manufacture of its proposed products. The likelihood of the success of the Company must be considered in light of the problems, expenses and delays frequently encountered in connection with the development of new pharmaceutical products or medical products and the competitive and regulatory environment in which the Company operates.


FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE.
The Company's current cash, cash equivalents, and short-term investments are expected to be sufficient to fund the Company's operations at least through the first half of 1998. Thereafter, to fully implement the Company's current business plan through 1999, the Company believes it will need to raise at least $15,000,000 of additional capital, assuming no internally generated funding is available. Adequate funds for the Company's operations, whether from financial markets or from other sources, may not be available when needed on terms attractive to the Company, or at all. Lack of funding could cause the Company to delay, scale back or eliminate some or all of its products currently under development, including acquisition and licensing programs, or prevent the commercial introduction of some or all of its products altogether.


DEPENDENCE ON LICENSE AND ACQUISITION STRATEGY.
The Company has adopted a license and acquisition strategy to build its product portfolio. The Company's strategy for growth is dependent upon its continued ability to identify and acquire new pharmaceutical products targeted at niche markets which can be promoted through the Company's existing marketing and distribution channels. Because the Company does not engage in proprietary research and development of new pharmaceutical products, it must rely upon the willingness of others to sell or license pharmaceutical product opportunities to the Company. Other companies, including those with substantially greater resources, are competing with the Company to acquire such products. There can be no assurance that the Company will be able to acquire rights to additional products on acceptable terms, if at all. The failure of the Company to acquire or license new pharmaceutical products or to promote or market commercially successful products would have a material adverse effect on the Company's business and its prospects. Further, the marketing strategy, distribution channels and levels and bases of competition with respect to newly acquired or licensed products may be different than those of the Company's Current Products and there can be no assurance that the Company will be able to compete favorably in marketing any product.

The Company has contractual production rights to certain compounds through various license agreements. These agreements are generally terminable by the licensor for cause upon short notice or in the event the Company is insolvent or bankrupt, does not apply minimum resources and efforts to develop the compound under license or does not achieve certain minimum royalty payments. There can be no assurance that the agreements will not be so terminated and, if terminated, that the Company will be able to enter into similar agreements on terms as favorable to the Company as those contained in its existing license agreements.


FOREIGN MARKETING ALLIANCES; NO ASSURANCE OF FOREIGN LICENSEES.
The Company's strategy for the exploitation of foreign markets for its products is to enter into marketing alliances with various multinational and foreign pharmaceutical companies. The Company has licensed to an unrelated Australian company the rights to sell Cystadane in Australia and New Zealand. Revenues from the Cystadane license for Australia and New Zealand are not expected to be material. Revenues from such alliances typically consist of milestone payments and royalty payments. However, there can be no assurance that the Company will be able to negotiate additional alliances on acceptable terms, if at all, or that such alliances will be successful.


GOVERNMENT REGULATION; NEED FOR FDA AND OTHER REGULATORY APPROVALS.
Government regulation in the United States and abroad will be a significant factor in the production, testing and marketing of the Company's current and future products. Prior to marketing, each of the Company's products must undergo an extensive regulatory approval process conducted by the United States Food and Drug Administration (the "FDA") and by comparable agencies in other countries. The approval process can take many years and require the expenditure of substantial resources, and there can be no assurance that any product that the Company may develop will be approved by the FDA or any foreign regulatory authority in a timely manner, or at all. Generally, only a very small percentage of newly discovered pharmaceutical compounds that enter pre-clinical development are approved for sale. The Company will not be permitted to market any medicine it may develop as a prescription product in any jurisdiction in which the product does not receive regulatory approval. Once approved, the Division of Drug Marketing, Advertising and Communication ("DDMAC"), the FDA's marketing surveillance department within the Center for Drugs, must approve marketing claims, which are the basis for a product's labeling, advertising and promotion. There can be no assurance that the claims the Company is seeking will be approved by DDMAC. The failure to obtain acceptable marketing claims on a product from DDMAC could have a material adverse effect on the Company and its prospects.

The Company depends on external laboratories and medical institutions to conduct its pre-clinical and clinical testing in compliance with clinical and laboratory practices established by the FDA. The data obtained from pre-clinical and clinical testing are subject to varying interpretations that could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in FDA policy for drug approval during the period of development and by the requirements for regulatory review of each submitted New Drug Application ("NDA"). Moreover, even if the FDA approves a product, such approval may entail commercially unacceptable limitations on the uses, or "indications," for which a product may be marketed, and further studies may be required to provide additional data on safety or effectiveness. The FDA also requires post-marketing adverse event surveillance programs to monitor the product's side effects.

An approved FDA product and the product's manufacturer are subject to continual regulatory review and the later discovery of previously unknown problems with a product or manufacturer may result in restrictions or sanctions on such products or manufacturer, including the withdrawal of such product from the market. Most changes in the manufacturing procedures for any of the Company's approved products and any change in manufacturers will require the approval of the FDA prior to their implementation Obtaining the FDA's approval for a change in manufacturing procedures or change in manufacturers could cause production delays and loss of sales, which would have a material adverse effect the Company's business and its prospects.

In certain countries, the sales price of a product must also be approved after marketing approval is granted. No assurance can be given that satisfactory prices can be obtained in foreign markets even if marketing approval is granted by foreign regulatory authorities.


ORPHAN DRUG STATUS.
Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which generally is a disease or condition that affects populations of fewer than 200,000 people in the United States. Orphan drug designation must be requested before submitting an NDA, and after the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are publicized by the FDA. Under current law, orphan drug designation confers United States marketing exclusivity upon the first company to receive FDA approval to market the designated drug for the designated indication for a period of seven years following approval of the NDA, subject to certain limitations. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory approval process. Moreover, although obtaining FDA approval to market a product with an orphan drug designation can be advantageous, there can be no assurance that the scope of protection or the level of marketing exclusivity that is currently afforded by orphan drug designation and marketing approval will remain in effect in the future. Most of the Company's Current Products have received orphan drug designations and the Company intends to seek such designations for appropriate product candidates in the future. There can be no assurance, however, that any product candidates will receive an orphan drug designation or that any of the Company's products with such a designation will be the first to be approved by the FDA for the designated indication, thereby obtaining orphan drug marketing exclusivity. Orphan drug designation does not prevent other manufacturers from attempting to develop the same drug for the designated indication or from obtaining the approval of an NDA for their drug prior to the approval of the Company's NDA. If another sponsor's NDA for the same drug and the same indication is approved first, that sponsor is entitled to exclusive marketing rights if that sponsor has received orphan drug designation for its drug. In that case, the FDA would refrain from approving an application by the Company to market its competing product for seven years, subject to certain limitations. There can be no assurance that competing products will not receive orphan drug designations and FDA marketing approval before the Company's products.

NDA approval of a drug with an orphan drug designation does not prevent the FDA from approving the same drug for a different indication, or a molecular variation of the same drug for the same indication. Because doctors are not restricted by the FDA from prescribing an approved drug for uses not approved by the FDA, it is also possible that another company's drug could be prescribed for indications for which the Company's product has received orphan drug designation and NDA approval. Such prescribing of approved drugs for unapproved uses (commonly referred to as "off label" use) could adversely affect the marketing potential of products that have received orphan drug designation and NDA approval. In addition, NDA approval of a drug with an orphan drug designation does not provide any marketing exclusivity in foreign markets.

The possible amendment of the Orphan Drug Act by the United States Congress has been the subject of frequent discussion. Although no significant changes to the Orphan Drug Act have been made for a number of years, members of Congress have from time to time proposed legislation that would limit the application of the Orphan Drug Act. There can be no assurance as to the precise scope of protection that may be afforded by orphan drug designation and marketing approval in the future or that the current level of exclusivity will remain in effect.


RELIANCE ON PATENTS AND OTHER PROPRIETARY RIGHTS.
The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's success will depend, in part, on its ability to enjoy, obtain and enforce protection for its products under United States and foreign patent laws and other intellectual property laws, preserve the confidentiality of its trade secrets and operate without infringing the proprietary rights of third parties. The patent position of pharmaceutical firms is often highly uncertain and generally involves complex legal and factual questions. The use of four of the Current Products or treatment methods that the Company has licensed are covered by United States patents, and applications for additional United States patents covering the use of certain of its other Current Products have been or are expected to be filed. The Company evaluates the desirability of seeking patent or other forms of protection for its products in foreign markets based on the expected costs and relative benefits of attaining such protection. There can be no assurance that any patents will be issued from any applications or that any issued patents will afford adequate protection to the Company. Further, there can be no assurance that any issued patents will not be challenged, invalidated, infringed or circumvented or that any rights granted thereunder will provide competitive advantages to the Company. Parties not affiliated with the Company have obtained or may obtain United States or foreign patents or possess or may possess proprietary rights relating to the Company's Current Products. There can be no assurance that patents now in existence or hereafter issued to others will not adversely affect the development or commercialization of the Company's Current Products or that the Company's planned activities will not infringe patents owned by others.

The Company could incur substantial costs in defending itself in infringement suits brought against it or any of its licensors or in asserting any infringement claims that the Company may have against others. The Company could also incur substantial costs in connection with any suits relating to matters for which the Company has agreed to indemnify its licensors or distributors. An adverse outcome in any such litigation could have a material adverse effect on the Company's business and prospects. In addition, the Company could be required to obtain licenses under patents or other proprietary rights of third parties. No assurance can be given that any such licenses would be made available on terms acceptable to the Company, or at all. If the Company is required to, and does not obtain any such required licenses, it could be prevented from, or encounter delays in, developing, manufacturing or marketing one or more of its products.

All of the Company's Current Products, except for Cystadane, Elliotts B Solution, and Antizol-Vet, are in the development stage. Even if the development of such products is successful and approval for sale is obtained, there can be no assurance that applicable patent coverage, if any, will not have expired or will not expire shortly after such approval. Any such expiration could have a material adverse effect on the sales and profitability of such product. Further, some of the compounds the Company has developed or intends to develop (Cystadane, Elliotts B Solution, Antizol, Antizol-Vet, Repliderm, Xyrem and Sucraid) are believed to be in the public domain or not presently subject to patent protection in the United States.

The Company also seeks to protect its proprietary information and technology in part by confidentiality agreements and inventors' rights agreements with its employees. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise be disclosed to or discovered by its competitors.


COMPETITION; RAPID TECHNOLOGICAL CHANGE.
Competition in the pharmaceutical industry is intense. Potential competitors in the United States are numerous and include pharmaceutical, chemical and biotechnology companies, most of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than the Company. Although the Company seeks to limit potential sources of competition by developing products that are eligible for orphan drug designation and NDA approval or other forms of protection, there can be no assurance that the Company's competitors will not succeed in developing similar technologies and products more rapidly than the Company or that these competing technologies and products will not be more effective than any of those that are being or will be developed by the Company.

The Company is aware of products being developed by potential competitors that have received orphan drug designations for the same respective indications as three of the Company's Current Products. If these drugs are approved for marketing before the Company's products, the Company would be required to obtain a license from these entities before its own competing products could be marketed. There can be no assurance that any required license would be available on commercially acceptable terms, or at all.

The pharmaceutical industry has experienced rapid and significant technological change. The Company expects that pharmaceutical technology will continue to develop rapidly, and the Company's future success will depend, in large part, on its ability to develop and maintain a competitive position. Technological development by others may result in the Company's products becoming obsolete before they are marketed or before the Company recovers a significant portion of the development and commercialization expenses incurred with respect to such products. In addition, alternative therapies or new medical treatments could alter existing treatment regimes, and thereby reduce the need for one or more of the Company's products, which would adversely affect the Company's business and its prospects.


RISKS OF NEW PRODUCT DEVELOPMENT; MARKET UNCERTAINTY.
Only three of the Company's Current Products have been approved for marketing by regulatory authorities in the United States or elsewhere. Even if the balance of the Company's Current Products are approved for sale, there can be no assurance that they will be commercially successful or that they will obtain the results expected. The Company may encounter unanticipated problems relating to the development, manufacturing, distribution and marketing of its products, some of which may be beyond the Company's financial and technical capacity to solve. The failure to adequately address any such problems could have a material adverse effect on the Company's business and its prospects.

No drug development portfolio can be completely insulated from potential failures, and it is likely that some products selected for development by the Company will not produce the results expected during clinical studies, not receive FDA approval or fail generate product sales of an acceptable level. The Company has terminated the development of two products from its portfolio since inception: L-Cycloserine in 1994 and Glucaric Acid in 1996. Five of the Company's Current Products under development are being evaluated in small scale pilot clinical trials, which, if successful, may be developed further. Although the Company seeks to minimize its product development risk by spreading its product development efforts and resources over a number of products, the termination of the development of any one or more of the Company's Current Products could have a material adverse effect on the Company and its prospects.

Most orphan drugs have a potential United States market of less than $10 million annually and many address annual markets of less than $1 million. There can be no assurance that the Company's sales of its products will be profitable even if accepted and used by patients and medical specialists.


DEPENDENCE UPON OTHERS FOR CLINICAL TESTING, MANUFACTURING AND DISTRIBUTION.
The Company does not have and does not intend to establish any internal product testing, manufacturing or distribution capabilities. Accordingly, the Company will be required to enter into arrangements with other companies for the clinical testing, manufacture and distribution of its products. The inability of the Company to retain third-parties for these purposes on acceptable terms could adversely affect the Company's ability to develop and market its products. Any failures by third-parties to adequately perform their responsibilities may delay the submission of products for regulatory approval, impair the Company's ability to deliver its products on a timely basis or otherwise impair the Company's competitive position. In addition, the Company's dependence on third-parties for the development, manufacture and distribution of its products may adversely affect its potential profit margins and its ability to develop and deliver its products on a timely basis.

The manufacture of drugs can be an expensive, time consuming and complex process and may require the use of materials with limited availability or a dependence on sole suppliers. In addition, most of the Current Products have not yet been manufactured in commercial quantities, and there can be no assurance that such products can be so manufactured in a cost-effective manner. Manufacturers of the Company's products will be subject to applicable good manufacturing practices ("GMP") prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. There can be no assurance that the Company will be able to enter into or maintain relationships either domestically or abroad with manufacturers whose facilities and procedures comply or will continue to comply with GMP or applicable foreign requirements. Should manufacturing agreements be entered into, the Company will be dependent on such manufacturers for continued compliance with GMP and applicable foreign standards. Failure by a manufacturer of the Company's products to comply with GMP or applicable foreign requirements could result in significant time delays or the inability of the Company to commercialize or continue to market a product and could have a material adverse effect on the Company and its prospects. In the United States, failure to comply with GMP or other applicable legal requirements can lead to federal seizure of violative products, injunctive actions brought by the federal government, and potential criminal and civil liability on the part of a company and its officers and employees.

Chronimed Inc. ("Chronimed") has the exclusive right to distribute Caprogel, Busulfex, Antizol and Colomed (collectively, the "Exclusive Products") for a period of at least three years following the date of first delivery of a commercial shipment of any such product. In addition, Cystadane is currently distributed in the U.S. by Chronimed, who distributes this product directly to patients through its mail order pharmacy. The Company will, therefore, be substantially dependent upon Chronimed's ability to successfully distribute the Exclusive Products and Cystadane. Although, if Chronimed elects not to distribute an Exclusive Product or discontinues distributing Cystadane, the Company has identified other companies with the capabilities to distribute the Company's products. The Company currently distributes Elliotts B Solution and Antizol-Vet through other distribution companies. However, there can be no assurance that other distribution companies would be available or continue to be available on commercially acceptable terms, if at all. The loss of a distributor or failure to come to terms with an existing distributor could have a material adverse effect on the Company and its prospects.


UNCERTAIN EXTENT OF PRICE FLEXIBILITY AND THIRD-PARTY REIMBURSEMENT.
The Company's ability to commercialize its Current Products successfully will depend in part on the price it may be able to charge for its products and on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other third-party payors. Government officials and private health insurers are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the pricing flexibility suppliers will have with respect to, and the reimbursement status of, newly approved health care products.

In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement government control of pricing and profitability of prescription pharmaceuticals. Cost controls, if mandated by a government agency, could decrease the price the Company receives for its Current Products or products it may develop in the future and, by preventing the recovery of development costs, which could be substantial, and an appropriate profit margin, could have a material adverse effect on the Company. Furthermore, federal and state regulations govern or influence the reimbursement to health care providers in connection with medical treatment of certain patients. If any actions are taken by federal and/or state governments, such actions could adversely affect the prospects for sales of the Company's products. There can be no assurance that actions taken by federal and/or state governments, if any, with regard to health care reform will not have a material adverse effect on the Company and its prospects.

Certain third-party payors may attempt to further control costs by selecting exclusive providers of their pharmaceutical products. If such arrangements were made with competitors of the Company, such payors would not reimburse patients for purchases of the Company's competing products. This lack of reimbursement would diminish the market for the Company's products and could have a material adverse effect the Company and its prospects.

RISK OF PRODUCT RECALL
Product recalls may be issued at the discretion of the Company, the FDA, the U.S. Federal Trade Commission, or other government agencies having regulatory authority for product sales, and may occur due to disputed labeling claims, manufacturing issues, quality defects, or other reasons. No assurance can be given that product recalls will not occur. The Company does not carry any insurance to cover the risk of a potential product recall. Any product recall could have a material adverse effect on the Company and its prospects.


PRODUCT LIABILITY AND INSURANCE RISKS.
The testing and sale of human health care products by the Company entails an inherent risk that product liability claims may be asserted against the Company. As the Company expands the scope of its clinical testing, the Company will be exposed to increasing potential liabilities. The pharmaceutical industry has experienced increasing difficulty in maintaining product liability insurance coverage at reasonable levels, and substantial increases in insurance premium costs in many cases have rendered coverage economically impractical. The Company currently carries product liability coverage in the aggregate amount of $5 million for all claims made in any policy year. Although to date the Company has not been the subject of any product liability or other claims, there can be no assurance that the Company will be able to maintain product liability insurance on acceptable terms or that its insurance will provide adequate coverage against potential claims. The successful assertion of any uninsured product liability or other claim against the Company could have a material adverse effect on the Company's business and prospects.


DEPENDENCE ON CERTAIN OFFICERS AND KEY MANAGEMENT PERSONNEL.
The Company's success will be largely dependent upon the efforts of John Howell Bullion, its Chief Executive Officer, and Bertram A. Spilker, Ph.D., M.D., its President. The loss of the services of either Mr. Bullion or Dr. Spilker could have a material adverse effect on the Company's strategic direction and its prospects. The Company is also dependent upon several other key management personnel. The loss of the services of one or more key employees, or the inability of the Company to attract and retain skilled management and marketing personnel in the future, could have a material adverse effect on the Company and its prospects. The Company has a $1 million key-man life insurance policy for Dr. Spilker, and has no life insurance for Mr. Bullion or any other key employee.


RELATIONSHIP WITH CHRONIMED.
Although the Company believes its agreements with Chronimed are commercially reasonable, such agreements were not the product of arms-length negotiations. Several of the Company's directors and executive officers are current or former employees, shareholders and/or directors of Chronimed. All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority of independent outside members of the Company's Board of Directors who do not have an interest in the transactions.


POSSIBLE VOLATILITY OF STOCK PRICE.
There is generally significant volatility in the market prices of securities of early stage pharmaceutical companies. Contributing to this volatility are various factors and events, such as the announcements by the Company or its competitors of new product developments, clinical testing results, governmental approvals, regulations or actions, developments or disputes relating to patents or proprietary rights, public concern over the safety of therapies and fluctuations in financial performance from period to period. These and other factors and events may have a significant impact on the Company's business and on the market price of the Common Stock.